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                                                                    Exhibit 23.4



                    LETTER RE CHANGE IN CERTIFYING ACCOUNTANT


May 5, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

We have read the "Change in Accountants" section of the prospectus dated May 5, 2000, of First Federal Bancshares, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph as it pertains to Clifton Gunderson L.L.C., and with the statements in the second paragraph of the "Change in Accountants" section therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.


/s/ Clifton Gunderson L.L.C.

CLIFTON GUNDERSON L.L.C.